EXHIBIT 99.1


                     CENDANT FINALIZES SETTLEMENT AGREEMENT
                     IN PRIDES SECURITIES CLASS ACTION SUIT

    No Change in Previously Reported $351 Million 1998 Fourth Quarter Charge

              Agreement Modified to Enhance Trading Value of Rights


         NEW YORK, NY - March 18, 1999 - Cendant Corporation (NYSE: CD) announced today that Cendant and lead counsel for a class of holders of PRIDES securities, who purchased their securities on or prior to April 15, 1998, have signed a final non-cash settlement agreement. Cendant and the lead counsel had announced a preliminary agreement in principle on January 7, 1999. The Stipulation and Agreement of Compromise and Settlement, now signed by both parties, maintains the basic structure of the preliminary agreement in principle while adding four major features designed to enhance the trading value of the Rights securities.

         This press release only contains a summary of the agreement announced today. Interested parties should review the forthcoming notice and the
Stipulation and Agreement of Compromise and Settlement for a complete description of the terms of the settlement.

         Based on the agreement announced today, Cendant will make no change in its previously reported after tax charge of approximately $228 million, or $0.26 per share, ($351 million pretax), recorded in the fourth quarter of 1998. The Company's Shareholders' Equity as of December 31, 1998, reflected an increase in additional paid-in capital of $350 million as a result of the prospective issuance of the Rights, offset by a $228 million reduction in retained earnings from the charge. As a result, the agreement finalized today has increased Cendant's Shareholders' Equity to date. In addition, the settlement is not expected to impact 1999 earnings per share unless the stock price of Cendant common stock materially appreciates.

         The effect of this non-cash settlement will be to distribute, based upon current market prices, approximately 19 million more shares of Cendant common stock when the mandatory purchase of Cendant common stock associated with the PRIDES occurs in February of 2001. This represents approximately 2% more shares than are currently outstanding.

         Under the agreement announced today, eligible persons will receive a new security - a Right - for each PRIDES security held on April 15, 1998. Current holders of PRIDES will not receive any Rights (unless they also held PRIDES on April 15, 1998). Application will be made to list the Rights on the New York Stock Exchange. The Rights will be freely tradable from the date of distribution to their expiration. In the preliminary agreement announced January 7, it was anticipated that the Rights would expire 60 days after the date of distribution. The agreement announced today extends the lives of the Rights until February 14, 2001, which is two days prior to the date for the mandatory purchase of common stock associated with the PRIDES.

         At any time during the life of the Rights, holders may (a) sell them or
(b) exercise them by delivering to Cendant three Rights together with two PRIDES. Exercising Right holders will receive in exchange two new PRIDES (New PRIDES). Under the preliminary agreement announced January 7, Right holders were able to exchange one Right and one PRIDES for one New PRIDES. The revised ratio (3 for 2) is designed to make the value of Rights less dependent upon the availability of PRIDES in the open market.

         The terms of the New PRIDES will be the same as the currently outstanding PRIDES, except that the conversion rate will be revised so that, at the time the Rights are distributed, each New PRIDES will have a value equal to $17.57 more than each original PRIDES, based upon a generally accepted valuation model. This means that the number of shares of Cendant common stock to be received upon the mandatory purchase of common stock associated with the PRIDES in February 2001 will be increased so as to initially increase the PRIDES' value by $17.57. The exact change in the conversion rate required to produce the targeted value will be determined based on an agreed upon valuation formula at the time the Rights are distributed. Since three Rights will be required to revise the terms of two PRIDES, each Right will therefore have a stated value of $11.71 per Right, or approximately $341.5 million in the aggregate.

         The agreement announced today also requires Cendant to offer to sell four million additional PRIDES (having identical terms to currently outstanding PRIDES) at "theoretical value" to holders of Rights for cash. Theoretical value will be based on the same valuation model utilized to set the conversion rate of the New PRIDES.

         Based on that valuation model, the currently outstanding Income PRIDES have a theoretical value of $28.07 based on yesterday's closing price for Cendant common stock, which is less than their current trading price.

         The offering of the additional PRIDES will occur within 60 days of the distribution of the Rights, and participating Right holders must agree to exercise their Rights and exchange all PRIDES acquired in the offering for New PRIDES. The offering of additional PRIDES will be made only pursuant to a prospectus filed with the Securities and Exchange Commission. Cendant currently expects to use the proceeds of such an offering to repurchase common stock and for other general corporate purposes. The arrangement to offer additional PRIDES, which was not contemplated in the preliminary agreement, is designed to enhance the trading value of the Rights by removing up to 6 million Rights from circulation via exchanges associated with the offering. It is also designed to enhance the open market liquidity of New PRIDES by creating 4 million New PRIDES via exchanges associated with the offering. If holders of Rights do not acquire all such PRIDES, they will be offered to the public.

         Under the agreement announced today, Cendant has also agreed to file a shelf registration statement for an additional 15 million PRIDES, which could be issued by it at any time for cash. These PRIDES, if issued, would have the same terms as the currently outstanding PRIDES and could be used to exercise Rights. During the last 30 days prior to the expiration of the Rights in February 2001, Cendant will be required to make these additional PRIDES available to holders of Rights at a price in cash equal to 105% of the theoretical value of the additional PRIDES as of a specified date. These provisions, which were also not included in the preliminary settlement agreement, are intended to assure Rights holders that the Rights will not expire unexercised because of any inability to obtain PRIDES on the open market.

         The Rights will be distributed following final court approval of the settlement and after the effectiveness of the registration statement filed with the Securities and Exchange Commission covering the New PRIDES. This press release does not constitute an offer to sell New PRIDES, which will only be made by means of a prospectus after a registration statement is filed with the Securities and Exchange Commission. There can be no assurance that the court will approve the agreement or that the conditions contained in the agreement will be fulfilled.

         It is presently expected that if the court approves the settlement and such conditions are fulfilled, the Rights will be distributed in August or September 1999.

         Questions concerning the terms of the settlement agreement should be directed to Plaintiff's counsel: Kirby, McInerney & Squire LLP, 830 Third Ave., 10th Fl., New York, NY 10011, Attn: Barrett Godsey, Paralegal, 212-317-2300 or 800-529-4787, Email:
kms@kmslaw.com.

         Cendant Corporation is a global provider of consumer and business services. The company operates in four principal divisions: travel related services, real estate related services, alliance marketing related services and other consumer and business services. In travel related services, Cendant is the leading franchiser of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; and a leading fleet management company. In real estate related services, Cendant is the world's largest franchiser of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. In alliance marketing related services, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Other consumer and business services include Jackson Hewitt, a leading tax preparation service franchise system in the US; NPC, the UK's largest private car park operator; and green flag, a leading motorist assistance group in the UK. Headquartered in New York, NY, the company has more than 35,000 employees and operates in over 100 countries.

Media Contact:                                       Investor Contacts:
Elliot Bloom                                         Denise Gillen
212-413-1832                                         212-413-1833

                                                     Sam Levenson
                                                     212-413-1834